                                                                    Exhibit 99.1


                              FOR IMMEDIATE RELEASE

For: Evans Bancorp, Inc.:                    Contact: Mark DeBacker,
     14-16 North Main Street                          Senior Vice President/CFO
     Angola, New York  14006                 Phone:   (716) 549-1000
                                             Fax:     (716) 549-0720



    EVANS BANCORP ANNOUNCES 39.8 PERCENT GROWTH IN ANNUAL NET INCOME IN 2002



ANGOLA, N.Y.-JANUARY 28, 2003-Evans Bancorp, Inc. (Nasdaq: EVBN) the holding company for Evans National Bank, a commercial bank with eight branches in Western New York, and approximately $288.7 million in assets, today reported strong growth in revenue and income for the year and quarter ended December 31, 2002.

2002 PERFORMANCE HIGHLIGHTS:

-  NET INCOME GREW BY 39.8% OR $1.0 MILLION

-  TOTAL DEPOSIT GROWTH FOR 2002 OF 17.3 PERCENT

-  GROSS LOANS INCREASED BY 5.5 PERCENT

- GROWTH IN NON-INTEREST INCOME WHICH COMPRISED 26.5 PERCENT OF TOTAL REVENUE IN 2002 AS COMPARED TO 22.4 PERCENT IN 2001

Net income was $3.6 million or $1.55 per share for the year ended December 31, 2002 as compared to $2.6 million or $1.12 per share for the year ended December 31, 2001. The 2002 earnings reflect a one-time life insurance proceeds receipt of approximately $184 thousand and a one-time adjustment in an actuarial retirement calculation of approximately $180 thousand. Both items resulted in a positive impact on fourth quarter 2002 earnings of $364 thousand or $0.16 per share. Effective January 1, 2002, the Company adopted a new accounting standard, under which the Company no longer amortizes goodwill. Adjusting 2001 earnings to exclude the effects of goodwill amortization, net income for such year increases by $318 thousand or $0.14 per share. For 2002, net income rose $708 thousand or 24.4%, after adjusting 2001 results to exclude goodwill amortization.

All per share amounts reflect the special 5 percent stock dividend payable on January 29, 2003 to shareholders of record on December 2, 2002, which for reporting purposes was recorded as of December 31, 2002. Per share amounts also reflect the 5 for 4 stock split distributed in June 2001.

James Tilley, President and Chief Executive Officer, said, "I am proud of our strong earnings performance in 2002 which reached a record level for our Company. During 2002, we accomplished many of our strategic objectives, including continued growth of our diversified financial services business with insurance sales and non-deposit investment services driving non-interest income to 26.5% of total Company revenue."

This business segment is expected to grow further as a result of the January 1, 2003 M&W Agency acquisitions of the business and certain assets of the Gutekunst Insurance Agency in Colden, New York and the Frontier Claim Services, Inc. in Buffalo, New York. Management expects these two acquisitions to add to 2002 M&W Agency revenue of $2.9 million, which exceeded the 2001 revenue of $2.4 million by 22.2%.

M&W Agency Inc. contributed approximately $0.5 million to net income for the year ended December 31, 2002 as compared to $0.3 million in 2001. M&W Agency has accounted for a significant portion of the Company's increase in non-interest income and non-interest expense since its purchase in September 2000.

The Bank's net interest margin, a measure of net interest income relative to average assets, for the year ended December 31, 2002 was 4.32% as compared to 4.20% in 2001. The increase is partly attributable to strategic deposit and loan interest pricing decisions made by the Bank as well as the current historically low interest rate environment.

Net interest income increased $1.3 million, or 14.1%, for the year ended December 31, 2002 as compared to the same time period in 2001. Total gross loans, excluding overdrafts, have grown to $151.0 million at December 31, 2002, reflecting a 5.5% or $7.9 million increase for the year. Total net loans (loans after provision for loan losses) have grown to $149.0 million at December 31, 2002, reflecting a 4.6% or $6.5 million increase for the year. During the year, the Bank has continued to shift its loan portfolio composition toward higher-yielding commercial loans, especially those secured by real estate. Commercial loans total $105.5 million at December 31, 2002, reflecting a 10.6% or $10.1 million increase for the year. Total loan growth was in spite of a decrease in total consumer loans of 6.6% or $3.2 million for the year, primarily due to refinancings of fixed rate residential mortgages as a result of the low interest rate environment. Given the current low interest rate environment, the Bank continues to sell certain fixed rate residential loans originated under a certain interest rate level, while maintaining the servicing rights to such loans. During 2002, the Bank sold loans to FNMA totaling $11.6 million as compared to $8.5 million in 2001. At December 31, 2002, the Bank had a loan servicing portfolio principal balance of $24.0 million upon which it earns a fee. This loan servicing portfolio balance compares to $21.2 million at September 30, 2002 and $16.0 million at December 31, 2001.

Loan quality has remained stable with actual losses of $76 thousand or 0.05% of gross loans outstanding in 2002 as compared to $80 thousand or 0.06% of gross loans outstanding in 2001. The allowance for loan losses totaled $2.1 million or 1.42% of gross loans outstanding at December 31, 2002 as compared to $1.8 million or 1.24% of gross loans outstanding at December 31, 2001.

Total deposits increased to $239.5 million at December 31, 2002 reflecting a 17.3% or $35.2 million increase for the year. Demand deposits increased to $44.7 million at December 31, 2002, reflecting a 12.8% or $5.1 million increase for the year. Regular savings deposits increased to $94.9 million at December 31, 2002, reflecting a 47.5% or $30.6 million increase for the year, primarily due to the Bank's success in attracting municipal deposits with a revamped money market product called Muni-Vest. Muni-Vest is geared at paying higher money-market equivalent rates of return to municipalities and school districts in markets where the Bank operates. Core deposits (all deposits excluding time deposits greater than $100,000) increased to $211.1 million, reflecting a 20.3% or $35.7 million increase for the year.

Tilley noted, "Net income for 2002 exceeded our plans even after excluding a couple of one-time items. We see 2003 as a challenge for us as we expect our net-interest margin to decline. However, we still feel well-positioned based on the strength of our non-banking financial services business led by the M&W Agency. We believe net income per share for 2003 will be in the range of $1.48 to $1.58 per share, which takes into account our plans to open another new branch during the fourth quarter 2003."

During the fourth quarter of 2002, substantially due to the one-time items mentioned above, the Company has recorded net income of approximately $0.9 million or $0.37 per share as compared to $0.5 million or $0.24 per share during the same time period in 2001. Adjusting fourth quarter 2001 earnings to exclude the effects of goodwill amortization, net income for such quarter increases $80 thousand or $0.03 per share. For the fourth quarter of 2002, net income rose $236 thousand or 37.6%, after adjusting 2001 results to exclude goodwill amortization. All per share results reflect the 5 for 4 stock split distributed in June 2001 and the 5 percent stock dividend payable to shareholders of record as of December 2, 2002, on January 29, 2003.

During the fourth quarter of 2002, net interest income increased $0.3 million or 11.0% over the same time period in 2001. During the fourth quarter 2002, net loans have increased 0.5% from $148.3 million at September 30, 2002. During the fourth quarter 2002, commercial loans have increased 1.5% from $104.0 million at September 30, 2002. During the fourth quarter 2002, consumer loans have decreased 1.6% from $46.1 million at September 30, 2002, due primarily to the Company's strategy to continue selling fixed rate residential mortgages originated under a certain interest rate level.

During the fourth quarter, deposits have increased $23.5 million or 10.9% from $216.0 million at September 30, 2002, due primarily to growth in municipal savings with a revamped money market product called Muni-Vest.

Attached are Unaudited Statements of Income and Balance Sheets for Evans Bancorp, Inc.

A conference call will be held with company management at 11:00 a.m. (ET) on Wednesday, January 29, 2003 to discuss performance results for the fourth quarter of 2002 at 1-888-632-5950 (request Evans Bancorp Conference Call). An audio recording will be available one hour after the call for 90 days, and may be accessed at 1-877-519-4471, passcode 3717241. The call will also be simultaneously broadcast live over the Internet at the following link: http://www.firstcallevents.com/service/ajwz373516359gf12.html and will also be archived for 90 days. There is no charge to attend either event.

Evans Bancorp, Inc. is the holding company for Evans National Bank, a commercial bank with eight branches located in Western New York, which had approximately $288.7 million in assets and approximately $239.5 million in deposits at December 31, 2002. Evans National Bank also owns M&W Agency, Inc., a retail property and casualty insurance agency with ten offices in Western New York, and ENB Associates, Inc. which provides non-deposit investment products. Evans Bancorp, Inc. common stock is listed on the Nasdaq National Market under the symbol EVBN.

This press release includes "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future business, revenues and earnings. These statements are not historical facts or guarantees of future performance events or results. There are risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements. Information on factors that could affect the Company's business and results is discussed in the Company's periodic reports filed with the Securities and Exchange Commission. Forward looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise forward looking information, whether as a result of new, updated information, future events or otherwise.

EVANS BANCORP, INC.
STATEMENTS OF INCOME
UNAUDITED
($000S) EXCEPT PER SHARE DATA

                                            QUARTER ENDED DECEMBER 31,   YEAR ENDED DECEMBER 31,
                                            --------------------------   -----------------------
                                                2002          2001          2002         2001
                                              --------      --------      --------     --------
INTEREST INCOME:
  Loans                                          2,476         2,613        10,593       11,051
  Federal Funds Sold                                25            17            79          133
  Securities:
    Taxable                                        549           643         2,553        2,892
    Non-taxable                                    521           428         1,987        1,571
                                              --------      --------      --------     --------
Total interest income                            3,571         3,701        15,212       15,647

INTEREST EXPENSE:
  Interest on deposits                             929         1,274         4,282        6,007
  Short-term borrowings                            117           159           535          530
                                              --------      --------      --------     --------
                                                 1,046         1,433         4,817        6,537

NET INTEREST INCOME                              2,525         2,268        10,395        9,110

Provision for loan losses                          105           111           420          420
                                              --------      --------      --------     --------

Net Interest Income after provision for
    for loan losses                              2,420         2,157         9,975        8,690

NON-INTEREST INCOME
  Service charges                                  278           278         1,096        1,047
  Insurance sales and fees                         704           548         2,947        2,413
  Non-deposit investment commissions                45            42           228          134
  Gain (loss) on asset sales                       -25            15            31          195
  Other                                            446           184         1,172          739
                                              --------      --------      --------     --------
Total non-interest income                        1,448         1,067         5,474        4,528

NON-INTEREST EXPENSE:
  Salaries and benefits                          1,429         1,408         5,533        5,024
  Occupancy                                        375           293         1,337        1,156
  Supplies                                          61            59           231          229
  Repairs and maintenance                          108            86           412          367
  Advertising and public relations                  60            61           206          171
  Professional services                            190           107           615          475
  FDIC assessment                                    9             9            35           34
  Other insurance                                   71            67           281          277
  Amortization of goodwill                           0            80             0          318
  Other                                            490           282         2,000        1,480
                                              --------      --------      --------     --------
Total non-interest expense                       2,793         2,452        10,650        9,531

Income before taxes                              1,075           772         4,799        3,687

Income Taxes                                       210           224         1,193        1,108
                                              --------      --------      --------     --------

NET INCOME                                    $    865      $    548      $  3,606     $  2,579
                                              ========      ========      ========     ========

Earnings per share*                           $   0.37      $   0.24      $   1.55     $   1.12
                                              ========      ========      ========     ========

* All per share data reflects the 5 for 4 stock split distributed in June 2001 and the 5% stock dividend payable on January 29, 2003 to shareholders of record on December 2, 2002.

EVANS BANCORP, INC.
BALANCE SHEETS
UNAUDITED
($000S)

                                                          DECEMBER 31    DECEMBER 31
                                                             2002           2001
                                                          -----------    -----------
ASSETS
  Cash and due from banks                                 $   12,186     $    7,894
  Federal funds sold                                           8,450          2,800
  Securities:
    Classified as available-for-sale, at fair value          101,783         81,735
    Classified as held-to-maturity, at amortized cost          4,889          2,330

Loans, net of allowance for loan losses of $2,146,000
  in 2002 and $1,786,000 in 2001                             148,998        142,469

Properties and equipment, net                                  5,349          4,123
Goodwill                                                       3,195          2,760
Other intangible assets, net                                     289             83
Other assets                                                   3,572          4,959
                                                          ----------     ----------

TOTAL ASSETS                                              $  288,711     $  249,153
                                                          ==========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
  Deposits:
    Demand                                                $   44,665     $   39,598
    NOW accounts                                              10,535          9,604
    Regular savings                                           94,908         64,351
    Time deposits, $100,000 or over                           28,441         28,865
    Other time accounts                                       60,958         61,842
                                                             239,507        204,260

Other borrowed funds                                           8,111          9,661
Securities sold under agreement to repurchase                  6,543          4,006
Other liabilities                                              3,690          4,265

TOTAL LIABILITIES                                            257,851        222,192

STOCKHOLDERS' EQUITY
  Common stock, $0.50 par value; 10,000,000
    shares authorized; 2,334,444  and
    2,316,790 shares issued, respectively                      1,171          1,103
  Capital surplus                                             16,749         13,727
  Retained earnings                                           11,006         11,465
  Accumulated other comprehensive income, net                  1,942            666
                                                          ----------     ----------
                                                              30,868         26,961
  Less: Treasury stock                                             8              0
                                                          ----------     ----------

TOTAL STOCKHOLDERS' EQUITY                                    30,860         26,961
                                                          ----------     ----------

TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY                                                  $  288,711     $  249,153
                                                          ==========     ==========

Note: All share data reflects the 5 for 4 stock split distributed in June 2001 and the 5% stock dividend payable on January 29, 2003 to shareholders of record on December 2, 2002.